Exhibit 99.1

H&R Block Reports Second Quarter Profit/page 1

News Release

For Further Information
Media Relations:
Bob Schneider, 816.932.4835, bschneider@hrblock.com
Investor Relations:
Mark Barnett, 816.701.4443, marbarnett@hrblock.com

H&R BLOCK REPORTS RECORD 6 CENTS PER SHARE SECOND QUARTER
PROFIT
Fiscal Year Earnings Guidance Increased

FOR RELEASE NOVEMBER 25, 2003, 4 P.M. EST

     KANSAS CITY, Mo. — H&R Block Inc. (NYSE:HRB) today reported net income of $10.4 million, or 6 cents per basic and diluted share, for the second quarter ended Oct. 31. Last year, the company reported a second quarter loss of $37.3 million, or 21 cents per share.

     Second quarter revenues increased to $579.9 million, up 23 percent from $471.4 million last year.

     The company has never previously reported a profitable second quarter. H&R Block typically reports losses in its first and second quarters due to the seasonal nature of its tax service businesses. Earlier this year, the company’s first quarter was profitable for only the second time in company history.

     “Achieving profitability in the second quarter highlights the continued strength of H&R Block’s mix of businesses, combined with very solid execution across all of our business segments. We’re now preparing intently for tax season 2004 and looking forward to demonstrating how our services offer clients unique and compelling value,” said Chairman and Chief Executive Officer Mark A. Ernst.

     “Our second quarter results were achieved through continued strong performance in our mortgage businesses, solid management and cost controls within our tax businesses, improved results in our business and investment services segments, and a good tax season in Australia,” Ernst said.

     The prior year second quarter included a $41.7 million charge (14-cents per share) related to the settlement of litigation involving refund anticipation loans and a $6 million (3-cents per share) goodwill impairment charge. Excluding these charges, the company achieved a 10-cent improvement in earnings per share compared to last year.

H&R Block Reports Second Quarter Profit/page 2

     “The strength of this improvement is further evident when you consider that this year’s second quarter also includes $12.8 million in costs related to starting company-owned operations in former major franchise territories, as well as $4.1 million in stock-based compensation expense,” Ernst said.

     For the six months ended Oct. 31, H&R Block reported an improvement of 35 cents in earnings per share, compared with last year. The company reported net income of $15.5 million, or 9 cents per basic and diluted share, for the first six months of its fiscal year, compared with a loss of $46.9 million last year, or 26 cents per share. Revenues for the six-month period increased 20.2 percent to $1.1 billion, up from $902.8 million last year.

Change in Accounting

     In the second quarter the company adopted Emerging Issues Task Force No. 00-21 (EITF 00-21) and recorded a $6.4 million charge, net of $4 million in taxes, for the cumulative effect of a change in accounting principle, related to its Peace of Mind guarantee program in Premium tax offices. The three months ended July 31, 2003, have been restated to reflect the adoption of EITF 00-21 as of May 1, 2003, including the $6.4 million charge. As a result of the first quarter restatement, revenues increased $10.8 million and net income before the cumulative effect increased $937,000. The restatement affected only the U.S. Tax operations segment.

     Implementation of the new accounting rule had the effect of increasing both revenues and expenses in the tax segment second quarter year-over-year comparison. The net effect was an increase of $1.3 million in net income for the second quarter.

Earnings Guidance

     H&R Block is increasing its earnings guidance for the fiscal year, which ends April 30. “We now expect to be at the top or above our long-term growth target for earnings. We expect earnings growth from 16 to 22 percent, or $3.65 to $3.85 per share. Revenue growth will likely be at the high end of our target range of 10 to 15 percent,” Ernst said. The company had previously estimated earnings in the range of $3.56 to $3.72.

U.S. Tax Operations

     U.S. Tax Operations reported a pretax loss of $130.9 million, compared with $152.3 million last year, an improvement of $21.4 million. The prior year quarter included a $41.7 million charge for litigation settlement.

     Compared with last year, the higher operating costs were due to an increase in the number of tax offices, including new company operations in former franchise territories. Costs associated with the former major franchise territories during the quarter were $12.8 million, including $1.7 million of intangible amortization expense

H&R Block Reports Second Quarter Profit/page 3

related to assets acquired. Also, occupancy and equipment costs, excluding operations in former franchise territories, increased $5.9 million due primarily to an increase in the number of offices under lease.

     U.S. tax operations reported a 41.2 percent increase in revenues for the quarter to $47.2 million, compared with $33.4 million last year. For the six-month period, revenues increased 54.7 percent to $87.7 million, up $31 million from $56.7 million last year. The increase over the prior year is primarily due to the adoption of EITF 00-21.

     “During the quarter, we made substantial progress in transitioning former major franchise territories to company-owned operations. We’re confident these offices will be ready for tax season 2004,” Ernst said. In the former major franchise territories, there are 476 new company-owned locations and 238 locations now operated by direct franchises of the company. Approximately 1.2 million H&R Block clients were served in these territories last year.

     “Our tax management team is doing an outstanding job simultaneously preparing for tax season, transitioning former major franchise territories and managing off-season costs. We’re expecting a solid year for our U.S. tax segment,” Ernst said.

Mortgage Operations

     Mortgage operations, which includes Option One Mortgage Corp. and H&R Block Mortgage Corp, reported pretax earnings of $184 million, a 19.9 percent increase compared with $153.5 million last year. For the six-month period, pretax earnings increased 15.7 percent to $347.9 million, compared with $300.6 million last year.

     Second quarter revenues from mortgage operations increased 27.9 percent to $351.2 million, compared with $274.6 million last year. For the six-month period, revenues increased 24.6 percent to $654.1 million, compared with $524.9 million last year.

     “We’re pleased with the mortgage segment results, which support our view that the interest rate environment should not have a dramatic effect on our levels of mortgage origination. Overall origination activity continued to be very strong in the quarter,” Ernst said.

     For the second quarter, the company originated $6.3 billion in mortgage loans, a 63.5 percent increase over last year’s $3.9 billion. The number of loan originations in the second quarter was 42,287, a 54.5 percent increase compared with last year.

     Mortgage servicing revenues for the quarter were $51.7 million, an increase of $10.3 million, or 25 percent, compared with $41.3 million last year. On Oct. 31, 2003, the servicing portfolio was $40.1 billion, an increase of $13.4 billion, or 50.2 percent, compared with Oct. 31, 2002, and up 17.8 percent over the previous quarter.

H&R Block Reports Second Quarter Profit/page 4

     Pretax income from H&R Block Mortgage increased 20.1 percent. Nearly half of the company’s retail loans—48.1 percent—were to clients of other H&R Block businesses.

     The segment’s residual interests continued to perform better than expected, primarily due to loans performing better than modeled. Consequently, the company realized a net write-up in residual balances of $10.5 million, which was recorded in other comprehensive income on the balance sheet, net of deferred taxes.

Business Services

     RSM McGladrey Business Services Inc. reported second quarter revenues of $109 million, an 11.4 percent increase compared with $97.9 million last year. The segment reported a pretax loss of $2.7 million, a 27.8 percent improvement, compared with a loss of $3.8 million in the second quarter last year.

     For the six-month period, revenues increased 7.4 percent to $207.5 million. The segment reported a pretax loss of $9.4 million compared with $8.1 million in the first six months of last year.

     “Our capital markets business enjoyed another strong quarter along with improving growth in our core accounting and tax services,” Ernst said.

Investment Services

     H&R Block Financial Advisors Inc. reported second quarter revenues of $52.7 million, an increase of 5.3 percent compared with the same quarter last year. The segment reported a pretax loss of $15.3 million, a 45.1 percent improvement compared with last year’s pretax loss of $27.9 million, which included a $6 million goodwill impairment charge.

     “We saw modest improvement in key drivers of the business this quarter, and continue to be cautiously optimistic about the remainder of the year,” Ernst said.

     For the six-month period, revenues increased 0.9 percent to $109.7 million, compared with $108.7 million last year. The segment reported a pretax loss of $29.1 million compared with $60.7 million in the first six months of last year, which included $24 million in goodwill impairment charges.

International Tax Operations

     In the second quarter, revenues in international tax operations increased 24.6 percent to $19.1 million, compared with $15.3 million last year. The segment reported pretax income of $555,000, compared with a pretax loss of $250,000 last year.

     For the six-month period, revenues increased 25.2 percent to $24.6 million. The segment reported a $5.9 million pretax loss, a 12.7 percent improvement compared with last year’s pretax loss of $6.7 million.

H&R Block Reports Second Quarter Profit/page 5

     The improved performance is primarily due to a successful tax season in Australia where we achieved a 3.2 percent increase in tax returns prepared, solid expense management, and a favorable exchange rate.

Dividend declared

     H&R Block’s board of directors declared a quarterly cash dividend of 20 cents per share, payable Jan. 2, 2004, to shareholders of record Dec. 12, 2003. This payment will be the company’s 165th consecutive quarterly dividend.

Share repurchases

     During the second quarter, the company repurchased 2.2 million shares of its common stock at an aggregate cost of $94.9 million, or an average price of $42.30 per share. Year to date, the company has repurchased 4.1 million shares at an aggregate cost of $177.6 million, or an average price of $42.99 per share.

Conference call

     The company will host a conference call for analysts and institutional investors at 5 p.m. EST, Nov. 25. Mark A. Ernst and Jeffery W. Yabuki, executive vice president and chief operating officer, will discuss the quarter’s results and future expectations, as well as respond to analysts’ questions. To access the call, dial the number approximately five to 10 minutes prior to the scheduled starting time:

     U.S./Canada (888) 425-2715

     International (706) 679-8257

     No reservation or access code is needed.

     The call will be Webcast in a listen-only format for the media and public. The link to the Webcast can be obtained at www.hrblock.com.

     Supplemental financial information will be available in connection with the Webcast or can be accessed directly on H&R Block’s Investor Relations website at www.hrblock.com/about/investor following market close.

     A replay of the call will be available beginning at 8 p.m. EST, Nov. 25 and continuing until 8 p.m. EST, Dec. 9, by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (International). The replay access code is 1935422. A replay of the Webcast will also be available on the company’s Web site at www.hrblock.com through Dec. 2.

###

     Except for historical information contained herein, the matters set forth in this press release are forward-looking statements based upon current information and expectations. Such statements speak only as of the date on which they are made, are not guarantees of future performance, and involve certain risks, uncertainties and assumptions that could cause actual results to differ materially

H&R Block Reports Second Quarter Profit/page 6

from what is expressed, implied or forecast in such forward-looking statements. Such differences could be caused by a number of factors, including, but not limited to: the uncertainty that the company will achieve or exceed its revenue, earnings, and earnings per share growth goals or expectations for fiscal year 2004 and that actual financial results for fiscal year 2004 will fall within the guidance provided by the company; the uncertainty of the company’s ability to purchase shares of its common stock; the uncertainty of the effect of any share repurchases upon the company and its shareholders; the uncertainty as to the effect on financial results of the adoption of accounting pronouncements; changes in interest rates; changes in economic, political or regulatory environments; the uncertainty of assumptions utilized to estimate cash flows from residual interests in mortgage securitizations and mortgage servicing rights; risks associated with sources of liquidity for each of the lines of business of the company; changes in competition; litigation involving the company and its subsidiaries; and risks described from time to time in reports and registration statements filed by H&R Block Inc. and its subsidiaries with the Securities and Exchange Commission. Readers should take these factors into account in evaluating such forward-looking statements.

     About H&R Block: H&R Block Inc. (www.hrblock.com) is a diversified company with subsidiaries that deliver tax, financial, mortgage and business products and services. It is the only major company with subsidiaries offering a full range of software, online and in-office tax solutions, combined with personalized financial advice about retirement savings, home ownership, and other opportunities to help clients build a better financial future. As the world’s largest tax services company, H&R Block served nearly 21 million clients in the U.S. and 11 countries in 2003. H&R Block Financial Advisors Inc. offers investment services and securities products. With more than 1,000 financial advisors serving clients at more than 600 offices, H&R Block Financial Advisors Inc. is a member NYSE, SIPC, a registered broker-dealer and a registered investment advisor. H&R Block Inc. is not a registered broker-dealer and is not a registered investment advisor. H&R Block Mortgage Corp. offers a full range of retail mortgage products. Option One Mortgage Corp. provides mortgage services and offers wholesale mortgage products through large financial institutions and a network of 24,000 independent mortgage brokers. RSM McGladrey Business Services Inc. and its subsidiaries serve mid-sized businesses and their owners with tax, accounting and business consulting services, as well as personal wealth management services.

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H&R BLOCK, INC.
CONSOLIDATED INCOME STATEMENTS
Unaudited, amounts in thousands, except per share data

	Three months ended

	July 31,	October 31,	October 31,
	2003	2003	2002

Revenues	$505,690	$579,855	$471,396

Income (loss) before taxes	18,829	17,134	(62,245)
Net income (loss)	$5,160	$10,376	$(37,347)

Basic earnings (loss) per share	$0.03	$0.06	$(0.21)

Basic shares outstanding	179,445	177,828	178,880
Diluted earnings (loss) per share	$0.03	$0.06	$(0.21)

Diluted shares outstanding	182,921	181,111	178,880

	Six months ended October 31,

	2003	2002

Revenues	$1,085,545	$902,762
Income (loss) before taxes	35,963	(78,151)
Net income (loss) before change in accounting principle	21,895	(46,891)
Cumulative effect of change in accounting principle, net of taxes	(6,359)	—
Net income (loss)	$15,536	$(46,891)

Basic earnings (loss) per share:
Before change in accounting principle	$0.12	$(0.26)
Net income (loss)	$0.09	$(0.26)

Basic shares outstanding	178,616	180,045
Diluted earnings (loss) per share:
Before change in accounting principle	$0.12	$(0.26)
Net income (loss)	$0.09	$(0.26)

Diluted shares outstanding	181,965	180,045

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

In the second quarter of fiscal year 2004, the Company adopted Emerging Issues Task Force Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (EITF 00-21) as of May 1, 2003. As a result of the adoption of EITF 00-21, the Company recorded a cumulative effect of a change in accounting principle of $6.4 million, net of taxes of $4.0 million. The Company’s results of operations for the three months ended July 31, 2003 have been restated to reflect the adoption of EITF 00-21. As a result of the restatement, revenues for the first quarter increased $10.8 million and net income increased $937 thousand. The restatement is included in the U.S. Tax Operations segment.

During the six months ended October 31, 2002, the Company recorded a goodwill impairment of $24.0 million related to its Investment Services segment, which was not tax deductible.

Basic earnings (loss) per share is based on the weighted average number of shares outstanding. The dilutive effect of potential common shares is included in diluted earnings per share.

Certain reclassifications have been made to prior year amounts to conform to the current period presentation. These reclassifications had no effect on the results of operations or stockholders’ equity as previously reported.